AMERIPRIME FUNDS AMENDMENT NO. 18

                       AGREEMENT AND DECLARATION OF TRUST

1. Pursuant to Section 4.1 of the Agreement and Declaration of Trust of Ameriprime Funds and effective upon the execution of this document, the undersigned, being a majority of the trustees of AmeriPrime Funds, hereby:

(a) establish four new series of shares of the Trust and designate such series the "Shepherd Values International Fund", the "Shepherd Values VIF Equity Fund", the "Shepherd Values Fixed Income Fund" and the "Shepherd Values Small-Cap Fund"; and

(b) change the name of the Leader Mutual Bank Fund to the Leader Converted Mutual Bank Fund; and

(c) the relative rights and preferences of each series shall be those rights and preferences set forth in Section 4.2 of the Agreement and Declaration of Trust of AmeriPrime Funds.

2. This document shall have the status of an Amendment to said Agreement and Declaration of Trust, and may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.



                        ____/s/__________________________
                              Steve L. Cobb

                        ____/s/__________________________
                              Gary E. Hippenstiel

                        ___/s/___________________________
                              Kenneth D. Trumpfheller



Dated: June 25, 1999